Exhibit 99.1

FOR IMMEDIATE RELEASE

Aircastle Announces Pricing of $650 Million Aggregate Principal

Amount of Senior Notes

STAMFORD, Conn., August 5, 2020 /PRNewswire/ — Aircastle Limited (“Aircastle”) announced today the pricing of its 5.250% senior notes due 2025 (the “notes”) at an issue price of 99.057%. Aircastle plans to use the net proceeds of the offering for general corporate purposes, which may include the repayment, refinancing or redemption of its existing indebtedness. The offering is expected to close on August 11, 2020, subject to the satisfaction of customary closing conditions.

The notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of June 30, 2020, Aircastle owned and managed on behalf of its joint ventures 283 aircraft leased to 80 customers located in 44 countries.

Safe Harbor

Certain statements in this press release are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, including, but not limited to, our intention to consummate the offering and issue the notes, our expectations regarding the aggregate principal amount of notes to be sold and the expected closing date of the offering, and the intended use of proceeds of the offering. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. The consummation of the offering is subject to market conditions and other factors that are beyond our control. Accordingly, no assurance can be given that the offering will be completed on the contemplated terms or at all and you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” in Aircastle’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Contacts:

Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations Tel: +1-203-504-1063 fconstantinople@aircastle.com	Leon Berman Tel: +1-212-477-8438 lberman@igbir.com

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